  Exhibit 10.27

PROMISSORY NOTE

(Replaces deferred compensation of $207,110.86)

$207,110.86	September 4, 2018

FOR VALUE RECEIVED, Guided Therapeutics, loc., a Delaware corporation (referred to hereinafter as "Maker" and "Company"), hereby promises to pay to Mark Faupel ("Holder") the principal sum of Two Hundred Seven Thousand, One Hundred Ten Dollars AND Eighty Six Cents ($207,110,86), plus accrued interest from the date hereof. The unpaid principal amount under this Note ("Promissory Note") shall accrue and pay simple interest at the rate of six percent (6%) per annum, no compounding.

The entire unpaid principal balance due on this Promissory Note (this ''Note''), together with all accrued and unpaid interest shall be due and payable in full on the third anniversary of this Note.

This Note may be prepaid in full or in part at the time and from time to time without penalty or premium. Each payment hereunder shall be applied first to payment of interest then accrued and due on the unpaid principal balance, with the remainder applied to the unpaid principal. The undersigned shall be considered in default on this Note if any payment of principal and accrued interest to Holder is not received prior to or on the date the same becomes due. Following and during the continuation of a default, Holder may, without further notice to the undersigned, employ an attorney to enforce Holder's rights and remedies under this Note in which case the undersigned and any principal, surety, guarantor or endorser of this Note hereby agree to pay to Holder all of Holder's reasonable attorneys' fees in connection therewith. The failure by Holder to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.

In lieu of the partially forgiven deferred compensation, the Holder will also receive 75,000 of the Company's stock options. The price of the stock options shall be set at the market rate in accordance with the Company's stock options Plan. 25,000 of the granted options shall vest immediately, with the remaining 50,000 stock options vesting monthly over the period of three years from the grant date.

All parties to this Note, including maker and any sureties, endorsers, or guarantors, hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest and all other sums due under this Note, notwithstanding any change or changes by way of release, sun-ender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be made without notice or consent of any of them.

This Note shall be governed by, and construed in accordance with, the laws of the State of Georgia, regardless of laws that might otherwise govern under applicable principles of conflicts of law.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be duly executed the day and year first above written.

GUIDED THERAPEUTICS, INC.

By:	/s/ Gene S Cartwright
Gene S Cartwright
President and CEO